EXHIBIT 10.2

NEWELL RUBBERMAID
SEVERANCE PLAN

A Part of the Newell Rubbermaid
Health and Welfare Program 506

Summary Plan Description for Executives in Bands 10 and Above

July 1, 2014

NEWELL RUBBERMAID
SEVERANCE PLAN

Summary Plan Description for Executives in Bands 10 and Above
INTRODUCTION
THIS SUMMARY
Newell Operating Company, a Delaware corporation and wholly-owned subsidiary of Newell Rubbermaid Inc., maintains the Newell Rubbermaid Severance Plan (the “Plan”) as part of the Newell Rubbermaid Health and Welfare Program 506. This document is both part of the Plan document and is the Summary Plan Description, as required by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (collectively, the “Summary”).
This Plan is effective for employees who terminate employment on or after July 1, 2014. This Plan supersedes the Newell Rubbermaid Excess Severance Pay Plan (amended and restated effective January 1, 2009) and the Newell Rubbermaid Supplemental Unemployment Pay Plan (amended and restated January 1, 2009) (collectively, the “Prior Severance Plans”). However, employees who terminated employment prior to July 1, 2014 and are entitled to benefits under the Prior Severance Plans will continue to receive those benefits under the terms of the Prior Severance Plans. Employees, who terminate employment on or after July 1, 2014, are no longer eligible to receive benefits under the Prior Severance Plans.
This Summary describes the Plan’s provisions regarding eligibility and benefits and other important information about the Plan. Please read this Summary and keep it for ready reference. If you have any questions, please contact Newell Rubbermaid Inc., Attn: Human Resources Service Center (“HRSC”), 29 East Stephenson Street, Freeport, IL, 61032, (877) 467-4772. Newell Operating Company is the “Plan Administrator” as used throughout this Summary.
THE PLAN
The purpose of this Plan is to provide severance pay, continuation of certain group health care benefits at favorable rates, and other benefits to certain eligible employees of Newell Operating Company and Participating Employers (as listed in the Supplement to this Summary) (collectively, the “Company”). Eligibility for Plan benefits is conditioned on an employee incurring an involuntary termination of employment under certain circumstances covered by the Plan, and agreeing to sign the General Release described in Section D. The Plan provides for a continuation of base compensation and health care benefits for a period of time, to help the former employee transition to new employment.
Notwithstanding the adoption of this Plan, the Company retains discretion to offer post-employment severance pay and benefits to other employees who are not eligible for benefits under this Plan, under terms and conditions that are determined within the sole discretion of the Company. Any such benefits are subject to the written approval of Newell Rubbermaid Inc.’s Chief Human Resources Officer or any Senior Vice President or Vice President level Human Resources employee expressly designated by the Chief Human Resources Officer to approve provision of severance benefits to otherwise ineligible employees.

NEWELL RUBBERMAID
SEVERANCE PLAN

Summary Plan Description for Executives in Bands 10 and Above

i

Summary Plan Description for Executives in Bands 10 and Above
A. ELIGIBILITY
You are eligible for the benefits under this Summary of the Plan only if you are an Executive of the Company in Bands 10 and above. Benefits are payable under this Summary only upon your involuntary termination of employment by the Company due to an elimination of your position as a result of a plant closing, layoff, or reduction-in-force. In addition, benefits may be payable under this Summary upon an involuntary termination of employment by the Company for any similar reason approved by the Company. Your eligibility is contingent upon the Company's receipt of the General Release described in Section D, duly executed by you and the Company. The following are examples of situations in which you will not be eligible to receive benefits under the Plan (or will cease receiving benefits under the Plan):

a.
You voluntarily terminate your employment or your employment is involuntarily terminated for poor performance or Cause. Cause includes termination due to unsatisfactory performance or conduct detrimental to the Company.

b.
You are covered by a separate agreement that provides compensation and/or benefits for periods following your termination of employment (“Separate Agreement”), except where the Separate Agreement expressly provides that you shall remain eligible for benefits under this Plan. The Separate Agreement may cover you individually or as a member of a specific group of Executives.

c.
Your employment (i) is scheduled to be involuntarily terminated due to a downsizing or reorganization, and you decline an offer to stay with the Company in another position, or (ii) is terminated with the Company due to the sale of a business unit or the transfer of a group of Executives to a new employer as a result of outsourcing and you decline employment with the new employer. Under these circumstances, if your employment is terminated after declining an offer of employment with the Company or new employer, you will only be eligible for benefits under this Summary if the offer:

i.
Required transferring to a location beyond a fifty (50) mile radius of your work location immediately prior to the termination; provided, however, that Newell Operating Company, in its sole discretion, may expand or contract the fifty (50) mile guideline to take into account the presence or absence of commuting burdens;

ii.
Would have had a more than a fifteen percent (15%) reduction in your total cash compensation opportunities, which includes both base and target incentive pay, as solely determined by Newell Operating Company; or

iii.	Was not for a “comparable” position in terms of scope and responsibility, as solely determined by Newell Operating Company.

d.	You accept employment with a buyer involved in an asset or stock sale of a business unit and you are later terminated by the buyer.

e.	You receive and accept an offer of employment from the Company after Plan benefits have commenced.

f.
You begin employment with another employer prior to payment of all benefits under the Plan. You are obligated to notify the Company as soon as practicable after accepting employment from another employer. Failure to provide such notice will constitute a breach of your obligations under the Plan; and any benefits provided to you under the Plan after accepting the new offer of employment, will be subject to a right of recoupment by the Company.

g.
You breach any provision of the General Release described in Section D, or a Separate Agreement during the period in which you are receiving Plan benefits. If that happens, all payments and benefits under the Plan will immediately cease. In addition, you will be obligated to immediately repay to the Company all Plan benefits previously paid to you pursuant to the terms of this Plan and/or the General Release.

B. Plan benefits
If you meet the eligibility requirements described above, you will receive benefits of a specific amount for a specific duration as described below.

a.
Severance Pay. You will receive severance pay in an amount equal to the greater of (i) three (3) weeks of your Weekly Base Compensation per Year of Service, or (ii) fifty-two (52) weeks of your Weekly Base Compensation, subject to the maximum payment limit described below.

As used in this Summary, your “Weekly Base Compensation” is equal to one fifty-second (1/52nd) of your annual base salary, exclusive of all special adjustments or increments, such as incentive compensation and the cash value of any and all non-cash benefits, in effect immediately prior to your termination date.
As used in this Summary, a “Year of Service” is each fully completed year of employment with the Company and its affiliates. Years of Service will include all employment with the Company and its affiliates, including credit for any service which occurred prior to any break in service. In addition, Years of Service do not include any periods of employment with an acquired company prior to the time it became an affiliate of the Company, except to the extent that the Company previously agreed to provide credit for such years of employment with the acquired company.
In general, a Year of Service is based on your hire date and each anniversary thereof. For example, if you are hired June 1, 2013, you will have one (1) whole Year of Service if you are continuously employed by the Company through May 31, 2014. You will not earn an additional Year of Service if you terminate your employment mid-year. For example, if you were hired June 1, 2010 and terminate employment on November 30, 2014, you will have three (3) Years of Service. If you terminate employment and are later rehired, your periods of employment will be aggregated together to determine how many whole Years of Service you have.
In no event will the total severance pay benefits paid exceed two (2) times the lesser of:

i.	Your annual compensation for the calendar year prior to the year of your termination of employment with the Company; or

ii.
The maximum amount that may be taken into account under a qualified retirement plan pursuant to Internal Revenue Code Section 401(a)(17) for the year of your termination of employment with the Company. This amount is subject to change each year by the Internal Revenue Service (“IRS”). For 2014, this amount is $260,000.

b.
COBRA Benefits. If you are enrolled in the Company's group medical plan at the time of termination, you will also be eligible to continue that coverage pursuant to the federal law (commonly called “COBRA”). Such coverage will be subsidized by the Company at the then existing active employee rates for the lesser of (i) nine (9) months after your termination of employment with the Company or (ii) the date you are no longer eligible to participate in the group medical plan.

c.
Outplacement Benefits. If you are entitled to benefits under this Summary, in its sole discretion, the Company may also offer to provide you with outplacement services as an additional benefit under this Plan.

d.
Company Equipment. As a condition to receiving benefits under the Plan, you are required to cooperate with the Company’s usual and customary separation/termination process, including, to the extent required by the Company, surrender and delivery of all Company property, such as identification cards, vehicles, company credit cards, computer equipment, etc.

Benefits under this Plan are in addition to any pay you are entitled to for accrued but unused vacation. Benefits under this Plan will not be considered “compensation” for purposes of determining any benefits provided under any pension, savings or other benefit or bonus plan maintained by the Company.

C. Payment of Plan Benefits
Severance pay provided under this Summary will be paid in substantially equal installments, on regular Company periodic pay cycles, over a period corresponding to the total number of weeks of pay you are entitled to. Payments will begin after the date the General Release is effective and any revocation period has expired.
For example, if you are entitled to fifty-two (52) weeks of Weekly Base Compensation, you will be paid this benefit in substantially equal installments over a fifty-two (52) week period. Payments will be made in accordance with the Company's regular periodic pay cycles (such as every two weeks). All payments are subject to tax and any other any applicable withholdings.

D. REQUIREMENT OF General RELEASE
As a condition of eligibility for Plan benefits, you are required to sign and return an Agreement and General Release (“General Release”) within a timeframe specified by the Company, but not to exceed sixty (60) days following your involuntary termination of employment. If you do not timely sign the General Release, or you revoke it, you will not be entitled to any benefits under the Plan.
The General Release will require you to (i) release and waive any and all legal claims you may have against the Company, its affiliates, any predecessor or successor thereto, and their assigns, employee benefit plans, present or former directors, officers, employees, representatives, agents, and attorneys and (ii) abide by certain non-compete, non-solicitation and confidentiality requirements. The Company, in its sole discretion, will prescribe the terms of the General Release.
If you file a lawsuit, charge, complaint or other claim asserting any claim or demand within the scope of the General Release, the Company, whether or not such claim is valid, will retain all rights and benefits of the General Release, and also will be entitled to cancel any and all future obligations of the General Release, together with the recovery of the Company's costs and attorneys' fees.

E. PLAN ADMINISTRATION

•
Administration. Newell Operating Company is the Plan Administrator and is responsible for the administration of the Plan. The Newell Rubbermaid Inc. Benefit Plans Administrative Committee (the “Committee”) is authorized to take action on behalf of Newell Operating Company as the Plan Administrator. The Plan Administrator will make all benefit determinations, file governmental reports, etc.

•
Authority to Interpret Plan. Under the terms of the Plan, the Plan Administrator possesses the sole and absolute discretionary authority to interpret and construe the provisions of the Plan, as well as to make all determinations under the Plan, such as eligibility and benefits.

•
Employer Unfunded Plan. Under ERISA, the Plan is administered as an unfunded employer health and welfare plan. Benefits are not paid from a trust. The Plan is administered as an employer-funded plan. All benefits are paid from the Company’s general assets.

•
Plan Amendment and Termination. Newell Operating Company has the right to amend and/or terminate the Plan, in whole or in part, at any time and for any reason, including, but not limited to discontinuing future benefits or eliminating, reducing or modifying existing benefits to the extent permitted by law.

•
Summary Electronic Delivery. This Summary and other important Plan information may be delivered to you through electronic means. In this case, you are entitled to request a paper copy, free of charge, from the Company. The electronic version of this Summary will contain substantially the same style and format, and the same content, as the paper version.

•
No Employment Guarantee. The establishment of the Plan does not give any individual the legal right to be continued as an employee. The Company, any Participating Employer or affiliated employer shall retain their rights to terminate the employment of any employee, without those rights being subject to or restricted by the terms of this Plan.

F.    CLAIMS PROCEDURES
Initial claims for benefits under this Plan must be submitted to the HRSC and are subject to review by the Director of Global Benefits, and (2) appeals must be submitted to the Senior Vice President, Global Total Rewards, HRIS, Shared Services. Questions regarding eligibility should be directed to the HRSC either by telephone at (877) 467-4772 or in writing at Newell Rubbermaid Inc., Attn: Human Resources Service Center, 29 East Stephenson Street, Freeport, IL 61032.
If Your Claim Is Denied
If a claim for a Plan benefit is denied or reduced, in whole or in part, you will receive written notice of the denial within ninety (90) days after your benefit claim is received. If special circumstances require an extension of time for processing the claim, you will be notified in writing of the extension before the end of the initial ninety (90) day period. The extension of time will not exceed ninety (90) days.
Any notice of a denial of benefits will advise you of:

a.	the specific reason or reasons for the denial;

b.	the specific provisions of the Plan on which the denial was based;

c.	any additional material or information necessary for you to process your claim and an explanation of why such material or information is necessary; and

d.	the steps which you must take to have your claim for benefits reviewed, including a statement of your right to bring a civil action under Section 502(a) of the ERISA if your claim is denied on review.
If your claim for benefits has been denied, you will have the opportunity to file a written request for a full and fair review of your claim, to review all documents relating to your claim and receive copies of them, free of charge, and to submit a written statement regarding issues relating to your claim.
Your Appeal Rights
You must file this written request for review of your claim within sixty (60) days after you receive written notification of the denial of your claim.
The appeal decision will be made within sixty (60) days after receiving your request for review. If there are special circumstances (such as the need to hold a hearing) which require an extension of time for completing the review, the appeal decision will be rendered not later than one hundred twenty (120) days after receipt of a request for review. The appeal decision will be given to you in writing. If your claim is denied on appeal, notification of such determination will contain the following:

a.	The specific reason for the denial on appeal;

b.	A reference to the specific Plan provisions on which the denial on appeal is based;

c.
A statement that you are entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to your claim for benefits; and

d.	A statement of your right to bring an action under Section 502(a) of ERISA.

If you choose to initiate such a lawsuit in order to obtain a benefit from the Plan, you must file and argue your claim in Fulton County state court in Georgia or in the United States District Court for the Northern District of Georgia.

G. PLAN INFORMATION

Plan Name, Number	Newell Rubbermaid Severance Plan, which is part of the Newell Rubbermaid Health and Welfare Program 506. Plan Number 506.
Plan Sponsor	Newell Operating Company 3 Glenlake Parkway Atlanta, GA 30328 (770) 418-7000 EIN: 36-1953130
Plan Year	January 1 through December 31.
Named Fiduciary	Newell Operating Company. The named fiduciary under ERISA has the authority to control and manage the operation and administration of the Plan, including designating the administrator for the Plan.
Plan Administrator	Newell Operating Company. The administrator under ERISA is responsible for the operation and administration of the Plan, including making benefit decisions. See Part E-Plan Administration.
Agent for Service of Legal Process	Newell Rubbermaid Inc., 3 Glenlake Parkway, Atlanta, GA 30328. Service may also be made on the Plan Administrator.

H. YOUR RIGHTS UNDER ERISA
As a participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants will be entitled to:
Receive Information About Your Plan and Benefits

•
Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as work sites and union halls, all Plan documents, including insurance contracts and collective bargaining agreements, and a copy of the latest annual report (Form 5500 series) filed by the Plan Administrator with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

•
Obtain, upon written request to the Plan Administrator, copies of all Plan documents, including insurance contracts and collective bargaining agreements, and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

Prudent Actions by Plan Fiduciaries
In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and the other Plan participants and beneficiaries. No one, including your employer, your union, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.
Enforce Your Rights
If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within thirty (30) days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the Plan's decision or lack thereof concerning the qualified status of a domestic relations order, you may file suit in Federal court. If it should happen that Plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
Assistance with Your Questions
If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or contact the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, DC 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

SUPPLEMENT - PARTICIPATING EMPLOYERS
For purposes of this document, the term “Participating Employer” includes the following companies, divisions and locations:

•	Calphalon Corporation

•	Goody Products, Inc.

•	Graco Children’s Products, Inc.

•	Irwin Industrial Tool Company

•	Newell Operating Company

•	Newell Rubbermaid company Store, LLC

•	Newell Rubbermaid Inc.

•	Newell Rubbermaid Development LLC

•	Newell Rubbermaid Distribution LLC

•	Newell Sales & Marketing Group, Inc.

•	Newell Window Furnishings, Inc.

•	PSI Systems, Inc.

•	Rubbermaid Commercial Products, LLC

•	Rubbermaid Incorporated

•	Sanford, L.P.